Exhibit 99.1

VBI Vaccines Announces Dosing of First Recurrent GBM Patient in Phase 2a
Study of Cancer Vaccine Candidate, VBI-1901, in Combination with GSK’s AS01B
Adjuvant System

-	The two-arm Phase 2a study is expected to enroll 20 first-recurrent GBM patients to receive VBI’s cancer vaccine candidate, VBI-1901, in combination with either GM-CSF or AS01B

-	Initial immunologic data from the VBI-1901 with AS01B study arm expected Q4 2020

-	Expanded immunologic data, tumor and clinical responses from VBI-1901 with GM-CSF study arm expected Q2 2020

-	VBI is the first biopharma company to collaborate with GSK to assess the AS01B adjuvant system as part of a therapeutic cancer vaccine candidate

CAMBRIDGE, Mass. (March 2, 2020) – VBI Vaccines Inc. (NASDAQ: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that the first patient has been dosed in the second study arm in the ongoing Phase 2a clinical study of VBI-1901, VBI’s cancer vaccine immunotherapeutic candidate. The Phase 2a study is a two-arm, open-label study, enrolling 20 first-recurrent GBM patients to receive VBI-1901 in combination with either GM-CSF or AS01B, GlaxoSmithKline’s (GSK) proprietary adjuvant system, as immunomodulatory adjuvants.

“We are excited to initiate enrollment in this study arm to evaluate VBI-1901 in combination with AS01B, GSK’s effective proprietary adjuvant system,” said David E. Anderson, Ph.D., VBI’s Chief Scientific Officer. “AS01B has been shown to boost T-cell mediated immunity and, building on the encouraging early immunologic and tumor response data we’ve seen to-date from the VBI-1901 with GM-CSF study arm, we look forward to evaluating the benefit this combination could have for patients with GBM, a devastating disease with few treatment options.”

“We are pleased that this study is now underway as this is the first time AS01B will be assessed in oncology for GBM patients in a clinical setting. We are looking forward to seeing initial results later this year and hope that this technology will be able to make a real difference for GBM patients. Applying our expertise in adjuvant technologies in new fields of vaccines research is a core part of our innovation strategy,” said Emmanuel Hanon, Senior Vice President, Head of R&D at GSK Vaccines.

VBI’s ongoing two-part study is being conducted at The Neurological Institute of New York Columbia University Medical Center, Dana-Farber Cancer Institute, Massachusetts General Hospital, and the Ronald Reagan UCLA Medical Center.

About the Phase 1/2a Study Design

VBI’s two-part Phase 1/2a study is a multi-center, open-label, dose-escalation study of VBI-1901 in up to 38 patients with recurrent GBM:

●	Part A

●	Dose-escalation phase that defined the safety, tolerability, and optimal dose level of VBI-1901 adjuvanted with granulocyte-macrophage colony-stimulating factor (GM-CSF) in recurrent GBM patients, with any number of prior recurrences.
●	This phase enrolled 18 recurrent GBM patients across three dose cohorts of VBI-1901: 0.4 µg, 2.0 µg, and 10.0 µg.
●	Enrollment completed in December 2018

●	Part B

●	Subsequent extension of the optimal dose level, 10.0 µg, as defined in the Part A dose escalation phase.
●	This phase is a two-arm study, enrolling 10 first-recurrent GBM patients in each arm, assessing 10.0 µg of VBI-1901 in combination with either GM-CSF or GSK’s proprietary AS01B adjuvant system as immunomodulatory adjuvants.
●	Enrollment in each study arm is ongoing

VBI-1901 is administered intradermally when adjuvanted with GM-CSF and will be administered intramuscularly when adjuvanted with AS01B adjuvant system. Patients in the study will receive the vaccine immunotherapeutic every four weeks until clinical disease progression.

Additional information, including a detailed description of the study design, eligibility criteria, and investigator sites, is available at ClinicalTrials.gov using identifier NCT03382977.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only commercially-approved trivalent hepatitis B vaccine, Sci-B-Vac®, which is approved for use in Israel and 10 other countries and recently completed its Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particles (eVLP) that closely mimic the target virus to elicit a potent immune response. Integrating its cytomegalovirus (CMV) expertise with the eVLP platform technology, VBI’s lead eVLP program candidates include a prophylactic CMV vaccine candidate and a glioblastoma (GBM) vaccine immunotherapeutic candidate. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission , and filed with the Canadian security authorities at sedar.com , as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Investor & Media Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com